Exhibit 99.1
Investors Real Estate Trust Updates Strategic Plan
Escalates Portfolio Transformation with Planned Marketing of Office and Retail Properties
MINOT, N.D., January 23, 2015 /PRNewswire/ -- Investors Real Estate Trust (NYSE:IRET) (NYSE:IRET PR) (NYSE:IRET PRB) today announced that it is exploring a calendar year 2015 disposition of substantially all of its commercial office and retail properties, in an update to its current strategic plan, under which the Company has been directing new investments primarily toward multifamily residential and healthcare properties. The disposition of the Company's office and retail portfolios would streamline the Company's business model and allow the Company to direct the expected sale proceeds to further grow the Company's multifamily and healthcare segments.
"Over the past several years we have improved our portfolio through the acquisition and development of high-quality multifamily residential and healthcare properties in our upper Midwest markets. The updated strategic plan we are announcing today continues this evolution toward a more focused property portfolio," said IRET's President and CEO, Timothy Mihalick. "We believe that completing these sale initiatives will result in a more growth-oriented portfolio, provide us with greater financial flexibility and strengthen our overall occupancy levels and other operating metrics. It will also focus us more closely on our multifamily and healthcare segments, in which we believe we can be a leader in our markets."
The Company has engaged CBRE, Inc. to assist in assembling and marketing a property portfolio consisting of substantially all of the Company's wholly-owned office properties, and a portfolio consisting of substantially all of the Company's retail properties. The Company currently expects sale packages for these two portfolios to be available mid-to end-February 2015.
As of the second quarter of the Company's fiscal year 2015, the Company's office segment (excluding nine office buildings that serve as collateral for a CMBS loan under which a special–purpose subsidiary of the Company is the borrower, and which loan the Company has announced is now with the special servicer; and also excluding a joint venture office property) consisted of 50 office properties totaling approximately 3.5 million square feet, located in nine states. The office segment, excluding the CMBS portfolio properties and the joint venture property, was approximately 80.1% leased as of October 31, 2014, and, in the second quarter of fiscal year 2015, provided approximately 16.5% of the Company's net operating income, or approximately $7.1 million.  As of the second quarter of the Company's fiscal year 2015, the Company's retail segment consisted of 24 retail properties totaling approximately 1.2 million square feet located in Minnesota, Nebraska, North Dakota and Wisconsin. The retail segment was approximately 86.1% leased as of October 31, 2014, and provided approximately 5.4% of the Company's net operating income, or approximately $2.3 million, in the second quarter of fiscal year 2015. As of October 31, 2014, the depreciated cost basis of the Company's office properties (excluding the CMBS portfolio properties and the joint venture office property) was approximately $256.0 million, and of the Company's retail properties was $82.9 million.

The Company currently expects that a significant portion of the potential proceeds from the sale of its office and retail portfolios would be utilized to reduce leverage and provide capital to fund further acquisitions and developments. The Company expects to provide updates on the composition of the sales packages and the disposition of these portfolios over the coming months. However, the Company can provide no assurances regarding the timing or pricing of these proposed portfolio sales, or that the sales will occur at all. The terms and conditions of any potential dispositions remain subject to Board of Trustee approval.
Conference Call Information
Company management will discuss the above-referenced planned strategic initiatives on a conference call on Monday, January 26, 2015 at 9:00 AM Central Time, 10:00 AM Eastern Time. Conference call access information is as follows:
USA Toll Free Number: 1-877-509-9785
International Toll Number: 1-412-902-4132
Canada Toll Free: 1-855-669-9657

A replay of the Conference Call will be available one hour after the end of the call until February 10, 2015. Replay access information is as follows:

USA Toll Free Number: 1-877-344-7529
International Toll Number: 1-412-317-0088
Canada Toll Free: 1-855-669-9658
Conference ID: 10059557

The live on-demand webcast of the Conference Call will be available on the Investor section of IRET's website at www.iret.com. Online playback of the webcast will be available for one year following the Conference Call.

About Investors Real Estate Trust
Investors Real Estate Trust is a self-advised equity real estate investment trust. Its business consists of owning and operating income-producing multifamily residential and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis and St. Cloud, Minnesota.
Safe Harbor
Statements about IRET's future expectations and all other statements in this press release other than historical facts, including statements regarding the potential sale of the Company's commercial office and retail properties and expected benefits from this update of the Company's strategic plan, are subject to various risks and uncertainties, and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.
CONTACT: Cindy Bradehoft
Director of Investor Relations
10500 Crosstown Circle, Suite 105
Eden Prairie, MN 55344
Phone: 952.401.4835
Fax: 952.401.7058
Mail: cbradehoft@iret.com